EXHIBIT 2
Subject: Letter of resignation without qualification or conditions.


Date: October 24, 2003
Time: 12:11pm


To: The board of directors of Hubei Pharmaceutical Group, LTD.

I hereby tender my resignation as director effective immediately.


Sincerely,

Lixin (Clint) Cheng


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